Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF FORMATION OF

INDEPENDENT BANK GROUP, INC.

Pursuant to the provisions of Section 3.051 and Section 3.057 of the Texas Business Organizations Code (the “TBOC”), Independent Bank Group, Inc. (the “Corporation”) hereby adopts the following Amended and Restated Certificate of Formation (the “Amended and Restated Certificate”), which accurately states the text of the Corporation’s original Articles of Incorporation and all amendments thereto that are in effect to date (as previously amended, the “Original Articles”) and as further amended by this Amended and Restated Certificate as hereinafter set forth and which contains no other change in any provision thereof.

ARTICLE ONE

The name of the Corporation is Independent Bank Group, Inc. The file number issued to the Corporation by the Secretary of State is 800125042. The date of formation of the Corporation was September 20, 2002.

ARTICLE TWO

The Original Articles are further amended by this Amended and Restated Certificate to, among other things, (i) increase the number of shares of capital stock authorized for issuance by the Corporation and decrease the par value of such capital stock; (ii) include a provision for the issuance of preferred stock (the “Preferred Stock”) and authorize the Board of Directors of the Corporation (the “Board of Directors”) to designate the terms of one or more classes or series of Preferred Stock prior to such issuances; (iii) include specific provisions stating that the shareholders of the Corporation shall not have preemptive rights or the ability to cumulate votes in the election of directors; (iv) modify Article VI of the Original Articles with respect to related party transactions to conform to the TBOC; (v) modify Article VII of the Original Articles to amend the indemnification obligations of the Corporation; (vi) modify Article VIII of the Original Articles with respect to the limitation of liability of directors of the Corporation to conform to the TBOC; (vii) include a provision specifying who may call a special meeting of the shareholders of the Corporation; (viii) change the name of the registered agent of the Corporation in Article IX to David R. Brooks; (ix) replace Article XII of the Original Articles with a new section regarding the Board of Directors, which section provides for the establishment of classes of certain directors and who are directors in the three different classes, the inclusion of a provision limiting director removal from the Board of Directors only for cause and the establishment of procedures for the filling of any vacancies on the Board of Directors; (x) omit Article XIII of the Original Articles (reflecting a prior requirement that the Corporation raise $1,000 prior to commencing business) and Article V of the Original Articles (reflecting the name and address of the incorporator of the Corporation); (xi) omit references to the Texas Business Corporation Act contained in the Original Articles and make certain conforming amendments

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necessary to comply with the TBOC, including the title thereof; (xii) make minor immaterial changes, including the addition of new defined terms and other minor changes in the language used; and (xiii) re-number the items contained in the Original Articles as set forth in this Amended and Restated Certificate and provide titles for each Article.

ARTICLE THREE

Upon the effectiveness of this Amended and Restated Certificate (the “Effective Time”), every share of the Corporation’s common stock, par value $0.01 per share (the “Common Stock”), issued and outstanding immediately prior to the Effective Time will automatically be converted into three and two-tenths (3.2) shares of Common Stock, with any fractional shares rounded upward or downward to the nearest whole share. The authorized number of shares of Common Stock available for issuance and the par value of the Common Stock shall not be affected by such stock split and shall be and remain as stated in this Amended and Restated Certificate.

ARTICLE FOUR

The above amendments and actions were adopted, approved and effected in conformity with the provisions of the TBOC and the constituent documents of the Corporation.

ARTICLE FIVE

This Amended and Restated Certificate shall become effective upon filing with the Secretary of State of the State of Texas.

ARTICLE SIX

The text of the entire Original Articles as further amended by this Amended and Restated Certificate, is restated to read, in its entirety, as follows:

AMENDED AND RESTATED

CERTIFICATE OF FORMATION OF

INDEPENDENT BANK GROUP, INC.

ARTICLE I

NAME

The filing entity is a for-profit business corporation. The name of the corporation is Independent Bank Group, Inc. (the “Corporation”).

ARTICLE II

DURATION

The period of its duration is perpetual.

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ARTICLE III

PURPOSES

The purpose for which the Corporation is organized is to transact any or all lawful business for which a for-profit corporation may be organized under the Texas Business Organizations Code, as such may be amended from time to time (the “TBOC”).

ARTICLE IV

CAPITAL STOCK

A. Authorized Shares. The aggregate number of shares of capital stock that the Corporation shall have the authority to issue is One Hundred Ten Million (110,000,000) shares, of which One Hundred Million (100,000,000) shares shall be common stock, with a par value of $0.01 per share (the “Common Stock”), and Ten Million (10,000,000) shares shall be Preferred Stock, with a par value of $0.01 per share (the “Preferred Stock”).

B. Preferred Stock. The Board of Directors of the Corporation (the “Board of Directors”) is expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the establishment of such class or series as may be permitted by the TBOC, including, without limitation, the authority to provide that any such class or series may be: (i) subject to redemption at such time or times, on such conditions and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series of capital stock of the Corporation; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of the same or any other class or classes of stock, or of the same or any other series of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions adopted by the Board of Directors.

C. Preemptive Rights. No shareholder of the Corporation shall, by reason of such shareholder’s holding shares of any class of the Corporation, have any preemptive or preferential right to purchase or subscribe to any shares of any class of the Corporation now or hereafter authorized.

D. Cumulative Voting. No shareholder of the Corporation shall have the right to cumulate such shareholder’s votes at any election for directors of the Corporation.

ARTICLE V

INTERESTED TRANSACTIONS

An otherwise valid contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other domestic or foreign corporation

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or other entity in which one or more of its directors or officers are directors or officers or have a financial interest, shall be valid notwithstanding whether the director or officer is, or directors or officers are, present at or participates in the meeting of the Board of Directors or a committee thereof that authorizes the contract or transaction, or solely because his, her or their votes are counted for such purpose, if any one of the following conditions is satisfied: (i) the material facts as to his, her or their relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors do not constitute a quorum; (ii) the material facts as to his, her or their relationship or interest and as to the contract or transaction are disclosed or are known to the shareholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the shareholders; or (iii) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified by the Board of Directors, a committee thereof, or the shareholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee that authorizes the contract or transaction.

ARTICLE VI

INDEMNIFICATION

A. Mandatory Indemnification. At any time during which this Article VI is in effect, the Corporation shall indemnify any person who was, is, or is threatened to be made, a party to a proceeding (as hereinafter defined) by reason of the fact that he or she (i) is or was a director or officer of the Corporation or (ii) while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, manager, managing member, venturer, proprietor, trustee, employee, agent or similar functionary (each, a “Corporate Functionary”) of another foreign or domestic corporation, partnership, limited liability company, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, in each of those capacities, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding to the fullest extent permitted hereunder and under the TBOC and the Amended and Restated Bylaws of the Corporation (the “Bylaws”), as the same exist or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide immediately prior to such amendment), and such indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation or to serve in any of such other capacities at the time the indemnification or payment of expenses pursuant hereto is sought or at the time any proceeding relating thereto exists or is brought. As used in this Article VI, the term “proceeding” means any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal in such an action, suit or proceeding, any inquiry or investigation that could lead to such an action, suit, or proceeding.

B. Permissive Indemnification. The Corporation may, in the sole and absolute discretion of the Board of Directors of the Corporation, also indemnify any employee or agent of the Corporation against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with a proceeding to the fullest extent permitted hereunder and by the TBOC and the Bylaws of the Corporation, as the same exist or may hereafter be amended.

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C. Advancement of Expenses. Each indemnitee under Section A of this Article VI shall have the right to be paid by the Corporation expenses (including, without limitation, attorneys’ fees) actually and reasonably incurred by such indemnitee in defending any proceeding in advance of its final disposition to the maximum extent permitted hereunder and under the TBOC and the Bylaws of the Corporation, as the same exist or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader advancement of expenses than such law permitted the Corporation to provide prior to such amendment), subject only to such written affirmation or undertaking as may be required to be furnished by the claimant under the TBOC.

D. Indemnitee Rights. The rights under this Article VI shall be contractual and as such shall inure to the benefit of any director or officer who is elected and accepts the position of director or officer of the Corporation or elects to continue to serve as a director or officer of the Corporation while this Article VI is in effect. In the event of the death of any person having a right of indemnification under the foregoing provisions, such right shall inure to the benefit of his or her heirs, executors, administrators and personal representatives. Notwithstanding the other provisions of this Article VI, to the extent that a director, officer or Corporate Functionary of the Corporation has been successful on the merits or otherwise in defense of any proceeding referred to in Section A of this Article VI, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

E. Determination of Indemnification. Any indemnification under Section A or Section B of this Article VI (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, Corporate Functionary, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in the TBOC. Such determination shall be made (i) by the Board of Directors or a committee thereof by a majority vote of a quorum consisting of directors who are disinterested and independent and were not parties to such proceeding, or (ii) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested and independent directors so directs, by independent legal counsel in a written opinion or (iii) by the shareholders.

F. Nonexclusivity. The rights conferred in this Article VI shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, bylaw, resolution of shareholders or disinterested directors, agreement or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

G. Repeal or Amendment. Any amendment, modification, alteration or repeal of this Article VI that in any way diminishes, limits, restricts, adversely affects or eliminates any right of an officer, director or Corporate Functionary or his or her respective successors to indemnification, advancement of expenses or otherwise shall be prospective only and shall not in any way diminish, limit, restrict, adversely affect or eliminate any such right with respect to any actual or alleged state of facts, occurrence, action or omission then or previously existing, or any proceeding previously or thereafter brought or threatened based in whole or in part upon any such actual alleged state of facts, occurrence, action or omission.

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H. Definitions of Certain Terms. For purposes of this Article VI, (i) references to the “Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger, which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VI with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued; (ii) references to “other enterprises” shall include employee benefit plans; (iii) references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and (iv) references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation that imposes duties on, or involves services by, such director, officer, employee or agent, including with respect to an employee benefit plan, its participants or beneficiaries.

ARTICLE VII

LIMITATION OF LIABILITY

No director of the Corporation shall be personally liable to the Corporation or any of its shareholders for monetary damages for an act or omission in such person’s capacity as a director, except that this Article VII does not eliminate or limit the liability of a director of the Corporation for: (i) a breach of a director’s duty of loyalty to the Corporation or its shareholders; (ii) an act or omission not in good faith that constitutes a breach of the directors’ duty to the Corporation; (iii) an act or omission not in good faith that involves intentional misconduct or a knowing violation of law; (iv) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s duties; (v) an act or omission for which the liability of a director is expressly provided by an applicable statute; or (vi) an act related to an unlawful stock repurchase or payment of an improper dividend.

ARTICLE VIII

SHAREHOLDER ACTIONS

Unless otherwise required by law, special meetings of shareholders, for any purpose or purposes, (i) may be called by the Chairman of the Board of Directors or (ii) shall be called by the Secretary or an Assistant Secretary of the Corporation at the request in writing of (A) a majority of the Board of Directors or (B) a holder of, or the holders of, at least twenty percent (20%) of the Corporation’s then outstanding capital stock entitled to vote generally in the election of directors.

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Any action required by the TBOC to be taken at any annual or special meeting of shareholders, or any action which may be taken at any annual or special meeting of shareholders, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting for the action so taken, shall be signed by the holder or holders of shares representing not less than the minimum number of votes that would have been necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted.

ARTICLE IX

REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office is 1600 Redbud Blvd., Suite 400, McKinney, Texas 75069, and the name of the registered agent at such address is David R. Brooks.

ARTICLE X

BOARD OF DIRECTORS

A. General. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority herein or by statute expressly conferred upon them, the directors of the Corporation are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject to the provisions of the TBOC, this Amended and Restated Certificate of Formation (the “Amended and Restated Certificate”) and the Bylaws of the Corporation.

B. Number of Directors. Except pursuant to the provisions of Article IV hereof relating to the rights of the holders of any class or series of stock having the right to elect a director by the vote solely of the holders of that class or series of stock, the number and class of directors of the Corporation shall be fixed from time to time by the affirmative vote of a majority of the entire Board of Directors or pursuant to the Bylaws of the Corporation.

C. Classes. The directors, other than those who may be elected by the holders of shares of any class or series of stock having the right to elect a director by the vote solely of the holders of that class or series of stock pursuant to the terms of Article IV hereof or any resolution or resolutions providing for the establishment of such class or series of stock adopted by the Board of Directors, shall be divided into three classes, with respect to the time for which they severally hold office, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The initial division of the Board of Directors following the effective date of this Amended and Restated Certificate shall be as follows:

•	the Class I directors will initially consist of the following individuals, and their term shall expire at the annual meeting of shareholders to be held in 2014:

Torry Berntsen	1600 Redbud Blvd., Suite 400 McKinney, Texas 75069

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Jack M. Radke	1600 Redbud Blvd., Suite 400 McKinney, Texas 75069

Stacy G. Smith	1600 Redbud Blvd., Suite 400 McKinney, Texas 75069

•	the Class II directors will initially consist of the following individuals, and their term will expire at the annual meeting of shareholders to be held in 2015:

Daniel W. Brooks	1600 Redbud Blvd., Suite 400 McKinney, Texas 75069

William E. Fair	1600 Redbud Blvd., Suite 400 McKinney, Texas 75069

Craig E. Holmes	1600 Redbud Blvd., Suite 400 McKinney, Texas 75069

Michael T. Viola	1600 Redbud Blvd., Suite 400 McKinney, Texas 75069

•	the Class III directors will initially consist of the following individuals, and their term will expire at the annual meeting of shareholders to be held in fiscal year 2016:

M. Brian Aynesworth	1600 Redbud Blvd., Suite 400 McKinney, Texas 75069

David R. Brooks	1600 Redbud Blvd., Suite 400 McKinney, Texas 75069

Douglas A. Cifu	1600 Redbud Blvd., Suite 400 McKinney, Texas 75069

D. Advance Notice of Nominations. Advance notice of nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the Corporation.

E. Terms of Office. A director shall hold office until the annual meeting of shareholders for the year in which his or her respective term expires and until his or her respective successor shall be elected and shall be qualified or until his or her earlier death, resignation, retirement, disqualification or removal from office.

F. Election of Directors. Subject to the rights of the holders of any class or series of stock having the right to elect a director by the vote solely of the holders of that class or series of stock, (i) at each succeeding annual meeting of shareholders beginning in 2014, successors to the class of directors whose term expires at that meeting shall be elected for a three-year term

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and (ii) if the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class to as nearly as possible to one-third of the total number of directors, but in no case will a decrease in the number of directors shorten the term of any incumbent director. As determined by the Board of Directors, the annual meeting of shareholders should be held each year, to the extent practicable, to ensure that the terms of office of shall be approximately three (3) complete years in length. In any election of directors, the persons receiving a plurality of the votes cast, up to the number of directors to be elected in such election, shall be deemed elected. Each director shall be at least 21 years of age. Directors need not be shareholders of the Corporation.

G. Vacancy. Any vacancy on the Board of Directors occurring between annual meetings of shareholders, including up to two (2) newly created directorships, may be filled by a majority of the Board of Directors then in office, even if less than a quorum, or by a sole remaining director. Any director of any class elected to fill a vacancy resulting from an increase in the number of directors in such class shall hold office for a term ending with the next election of directors. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor.

H. Removal of Directors. Subject to the rights of the holders of any class or series of stock having the right to elect a director by the vote solely of the holders of that class or series of stock, any director may be removed from office only for cause and only by the affirmative vote of the holders of a majority of the combined voting power of the then outstanding shares of stock of all classes and series of the Corporation entitled to vote generally in the election of directors (“Voting Stock”), voting together as a single class.

ARTICLE XI

BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors is expressly authorized to adopt, repeal, alter or amend the Bylaws of the Corporation or adopt new Bylaw provisions by the vote of a majority of the entire Board of Directors. In addition to any requirements of law and any other provision of this Amended and Restated Certificate or any resolution or resolutions of the Board of Directors adopted pursuant to Article IV of this Amended and Restated Certificate (and notwithstanding the fact that a lesser percentage may be specified by law, this Amended and Restated Certificate or any such resolution or resolutions), provisions of the Bylaws of the Corporation may be adopted, repealed, altered or amended by the shareholders of the Corporation only by the affirmative vote of the holders of two-thirds or more of the combined voting power of the then outstanding shares of Voting Stock, voting together as a single class and cast at a meeting of the shareholders called for that purpose (provided that notice of such proposed adoption, repeal, alteration or amendment is included in the notice of such meeting).

[Signature page follows]

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IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Formation to be executed by a duly authorized officer this 22nd day of February 2013.

INDEPENDENT BANK GROUP, INC.

By:	/s/ David R. Brooks
David R. Brooks, Chairman of the Board
and Chief Executive Officer

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